Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-62243, 333-38725, 333-70689, 333-127580, 333-157666, 333-163894 and 333-200743 on Form S-8, Registration Statement Nos. 33-81772, 333-44722 and 333-80427 on Form S-3 and Registration Statement No. 333-207416 on Form S-3ASR of our report dated February 26, 2016,  relating to the consolidated financial statements and financial statement schedule of Post Properties, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption in 2014 of the new accounting standard update for reporting discontinued operations) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 26, 2016